Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Plum III Merger Corp. on Amendment No. 2 to Form F-4 (File No. 333-282863) of our report dated February 18, 2025, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the interim financial statements of Plum III Merger Corp. as of September 30, 2024 and for the interim period from August 8, 2024 (inception) to September 30, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

March 28, 2025